Exhibit 10.1

October 6, 2011

To the Consenting Noteholders:

Ladies and Gentlemen:

This restructuring support and lockup letter agreement (together with the exhibits and schedule hereto, this “Agreement”) sets forth certain terms and conditions pursuant to which Dune Energy, Inc. (the “Company”) will restructure its indebtedness by consummating an out-of-court restructuring or a prearranged or prepackaged plan of reorganization in a voluntary case (the “Chapter 11 Case”) to be filed under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) to be effectuated with the support (as set forth herein) of the undersigned noteholders (the “Consenting Noteholders”) holding at least 75% of the aggregate principal amount of notes (the “Notes”) outstanding under that certain indenture, dated as of May 15, 2007 (as amended to date, and as it may hereafter be amended from time to time, the “Notes Indenture”) among the Company, as issuer, the guarantors thereto and the Bank of New York, as trustee and collateral agent (the “Notes Trustee”) (each of the foregoing, a “Party,” and, collectively, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below).

The parties hereto hereby agree as follows:

1.	Proposed Restructuring

The principal terms of the proposed restructuring are set forth on the term sheet annexed hereto as Exhibit A (which term sheet is expressly incorporated by reference herein and made binding on the Parties as a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 14 hereof, the “Restructuring Term Sheet”)). The restructuring of the Notes Claims (as defined below) incorporating the terms and conditions set forth herein and in the Restructuring Term Sheet and containing no other provisions adverse to the Consenting Noteholders except as the Company and the Required Consenting Noteholders (as defined below) may expressly consent to in writing is referred to herein as the “Restructuring”.

The Restructuring shall be implemented on a consensual basis, either out-of-court or through the Chapter 11 Case, and will provide for, among other things, treatment of the claims under the Notes Indenture and all related claims, rights and causes of action arising out of or in connection with the Notes and/or Notes Indenture (collectively, the “Note Claims”) as specified in the Restructuring Term Sheet.

2.	Representations of the Consenting Noteholders

Each of the Consenting Noteholders severally and not jointly represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement:

(a) it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager, or advisor for beneficial holders of the Notes, as reflected in such Consenting Noteholder’s signature block to this Agreement, which amount the Company and each Consenting Noteholder understands and acknowledges is proprietary and confidential to such Consenting Noteholder;

(b) has full power and authority to vote on and consent to such matters concerning the Note Claims and to exchange, assign and transfer such Note Claims;

(c) other than pursuant to this Agreement, such Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(d) (i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or (b) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act (the “Rules”)) and (ii) any securities acquired by the Consenting Noteholder in connection with the transactions described herein will not have been acquired with a view to distribution.

3.	Commitments of Company

The Company shall (a) support and use reasonable commercial efforts to complete the Restructuring on the terms set forth in the Restructuring Term Sheet, (b) use reasonable commercial efforts to do all things necessary and appropriate in furtherance of the Restructuring embodied in the Restructuring Term Sheet, including, without limitation, if the Chapter 11 Case is commenced (i) taking all steps reasonably necessary to obtain an order of the United States Bankruptcy Court in which the Chapter 11 Case is filed (the “Bankruptcy Court”), acceptable in all material respects to the Required Consenting Noteholders, confirming a plan of reorganization consistent with the terms set forth in the Restructuring Term Sheet (the “Plan”) within the timeframes contemplated by this Agreement, and (ii) taking all steps reasonably necessary and desirable to cause the effective date of the Plan to occur within the timeframes contemplated by this Agreement, (c) obtain any and all required regulatory and/or third-party approvals for the

Restructuring embodied in the Restructuring Term Sheet and (d) except as provided in Section 29, not take any action that is inconsistent with, or is intended or is likely to interfere with consummation of, the Restructuring and the transactions embodied in the Restructuring Term Sheet, including, without limitation, from and after the date hereof, not directly or indirectly, seek, pursue, propose or support, or encourage the pursuit, proposal or support, of any offer to restructure the Company, including proposing a plan of reorganization that is inconsistent with, and could reasonably be expected to prevent, delay or impede, the Restructuring of the Company in accordance with the terms set forth in the Plan.

4.	Support for the Restructuring by the Consenting Noteholders

(a) Subject to the terms and conditions hereof and for so long as no Support Termination Event (as hereinafter defined) shall have occurred, each Consenting Noteholder shall, and shall cause each of its affiliates, subsidiaries, managed funds, representatives, agents and employees, in each case to the extent controlled by such Consenting Noteholder, as applicable, to (i) negotiate in good faith the definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Restructuring, which shall be in form and substance acceptable to the Required Consenting Noteholders (as defined below), on the terms and subject to the conditions as substantially set forth in this Agreement, (ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all such documents and agreements, and directing the Notes Trustee to enter into all such documents and agreements, necessary to consummate the Restructuring, (iii) not take any action or otherwise pursue any right or remedy against the Company under applicable law, the Note Claims or the Notes Indenture, as applicable, or initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Note Claims, including, but not limited to, any action in connection with the December interest payment due under the Notes Indenture, other than to enforce this Agreement (iv) vote its Note Claims to accept both the Out-of-Court Restructuring and the Prepackaged Reorganization (as such terms are defined in the Restructuring Term Sheet) in accordance with the instructions provided in any ballot, which shall be distributed as part of the solicitation of acceptances or rejections of the Restructuring, and shall not change or withdraw (or cause to be changed or withdrawn) such votes; (v) not seek, solicit, support, vote its Note Claims for, or consent to, an Alternative Proposal (as defined below), and (vi) not take any action inconsistent with the transactions expressly contemplated by this Agreement or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing a voluntary, or joining with any person in commencing, any involuntary, bankruptcy filing by or against the Company. The term “Alternative Proposal” shall mean any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of substantially all assets or equity interests, or restructuring (other than the Restructuring) for the Company.

(b) If the Company commences the Chapter 11 Case to effectuate the Restructuring, subject to the terms and conditions hereof and for so long as no Support Termination Event (as hereinafter defined) shall have occurred, each Consenting Noteholder agrees (i) that it will timely vote its Note Claims and any other claims or interests that it holds (if it has not done so already) in favor of the Plan and will not revoke or withdraw such vote and (ii) not to (A) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, including encouraging a third party to take any such actions, or (B) propose, file, support, or vote for any restructuring, workout, or plan of reorganization for the Company other than the Plan, including encouraging a third party to take any such actions, and shall direct the Notes Trustee not to take any action contemplated in (A) and (B) of this Section.

(c) The acceptance of any Consenting Noteholders will not be solicited until such Consenting Noteholder shall have received the applicable documents requesting a vote on the Restructuring.

5.	Transfer of Note Claims

Each Consenting Noteholder agrees that so long as a Support Termination Event has not occurred, it shall not directly or indirectly (a) grant any proxies to any person in connection with its Note Claims to vote on the Restructuring, or (b) sell, pledge, hypothecate, or otherwise transfer or dispose of, or grant, issue or sell any option, right to acquire, voting participation or other interest in (each, a “Transfer”) any Note Claims, except, in each case, (i) to a transferee that is a Consenting Noteholder, and (ii) to a party that first agrees in writing by executing a joinder in the form of Exhibit B to be subject to the terms and conditions of this Agreement as a “Consenting Noteholder.” Each Consenting Noteholder agrees to notify the Company and counsel to the informal committee of holders of Notes (the “Informal Noteholders Committee”) in writing within five business days after the closing of such trade. Any Transfer of any Note Claims that does not comply with the foregoing shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Consenting Noteholder or an affiliate of a Consenting Noteholder from acquiring additional Note Claims; provided, however, that any such additional Note Claims acquired by a Consenting Noteholder or an affiliate of a Consenting Noteholder shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement.

6.	Mutual Covenants

Each of the Parties represents, warrants, and covenants to the other Parties, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

(a) Enforceability. It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

(b) No Consent or Approval. Except as expressly provided in this Agreement or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to carry out the Restructuring contemplated by, and perform the respective obligations under, this Agreement.

(c) Power and Authority. Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the Restructuring contemplated herein, and perform its respective obligations under, this Agreement.

(d) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(e) Representation by Counsel. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(f) Actions under this Agreement. It is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

7.	Certain Additional Chapter 11 Related Matters

If the Company and the Required Consenting Noteholders agree to effectuate the Restructuring through the Chapter 11 Case, the Company shall use its best reasonable efforts to provide draft copies of all “first day” motions or applications and other documents the Company intends to file with the Bankruptcy Court to counsel for the Informal Noteholders Committee at least three business days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. The Company will use its reasonable best efforts to provide draft copies of all other pleadings the Company intends to file with the Bankruptcy Court to counsel to the Informal Noteholders Committee at least three business days prior to filing such pleading and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading; provided, however, the Company will not be in breach of this provision by failing to provide to the Informal Noteholders Committee drafts of motions or pleadings that seek emergency or expedited relief.

8.	Condition Precedent; Effectiveness

This Agreement shall only become effective (the date on which this Agreement becomes effective, the “Effective Date”) upon satisfaction of the following condition:

(a) (i) the Company has executed and delivered counterpart signature pages of this Agreement to counsel to the Informal Noteholders Committee and (ii) holders of at least 75% in amount of outstanding Note Claims shall have executed and delivered to the Company counterpart signature pages of this Agreement.

9.	Termination of Obligations

(a) This Agreement shall terminate and, except as otherwise provided herein, all obligations of the parties hereto shall immediately terminate and be of no further force and effect upon the occurrence of any of the following (each, a “Support Termination Event”):

(i) the termination of this Agreement by the mutual written consent of the Company and the Consenting Noteholders holding no less than a majority in principal amount of the Notes Claims held at any such time of the Consenting Noteholders (the “Required Consenting Noteholders”);

(ii) the commencement of an involuntary case against the Company under the Bankruptcy Code if such involuntary case is not dismissed within 60 days of it having been commenced (so long as no order for relief is theretofore entered), unless such involuntary case has been converted to a chapter 11 case with the consent of the Company and no other Support Termination Event has occurred;

(iii) the conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code;

(iv) the appointment of a trustee, receiver or examiner with expanded powers in the Chapter 11 Case;

(v) the delivery to the Company by the Required Consenting Noteholders of written notice of termination following the occurrence of any of the events listed below:

(A) the Company shall have (1) publicly announced its intention not to pursue the Restructuring, or (2) proposed or accepted an Alternative Proposal;

(B) the principal holder of the Preferred Stock fails to enter into the Preferred Stockholder Support Agreement or such agreement is breached or terminated;

(C) the Company fails to launch the solicitation of votes for the Restructuring by November 1, 2011;

(D) the Company fails to consummate the Restructuring on an out-of-court basis by December 15, 2011;

(E) if the Company and the Required Consenting Noteholders agree to effectuate the Restructuring through the Chapter 11 Case:

(I) the Company fails to commence the Chapter 11 Case (the “Petition Date”) on or before (i) November 1, 2011 if the Company does not launch the solicitation of votes or (ii) December 30, 2011 if the Company launches the solicitation of votes, but does not consummate the Restructuring on an out-of-court basis;

(II) the Company fails to file the Plan and related disclosure statement (the “Solicitation Materials”) with the Bankruptcy Court within 5 days after the Petition Date, each of which shall be materially consistent with this Agreement and the Restructuring Term Sheet and shall be in a form and substance acceptable to counsel to the Informal Noteholders Committee;

(III) the Bankruptcy Court’s order(s) approving the Solicitation Materials and setting a hearing to confirm the Plan shall not have been entered by the Bankruptcy Court within 35 days after the filing of the Plan, or as soon thereafter as the Bankruptcy Court’s schedule permits;

(IV) the Bankruptcy Court’s order confirming the Plan (the “Confirmation Order”), which Plan, including all exhibits, appendices, plan supplement documents, and related documents, shall be acceptable to counsel to the Informal Noteholders Committee, shall not have been entered by the Bankruptcy Court within 35 days after the date that the Solicitation Materials are approved; provided, however, that so long as the Company is proceeding in good faith towards confirmation of the Plan, upon written notice from the Company to counsel to the

Informal Noteholders Committee in accordance with Section 24 hereof, there shall be a 15-day extension of such 35-day period;

(V) the effective date of the Plan shall not have occurred within 15 days after the date that the Plan is confirmed; provided, however, that so long as the Company is proceeding in good faith towards confirmation of the Plan, upon written notice from the Company to counsel to the Informal Noteholders Committee in accordance with Section 24 hereof, there shall be a 15-day extension of such 15-day period;

(VI) the amendment, modification, or filing of a pleading by the Company seeking to amend or modify the Plan, Solicitation Materials, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner not reasonably acceptable to counsel to the Informal Noteholders Committee;

(F) the Company or any of their advisors fail to reasonably cooperate with the Informal Noteholders Committee or their professionals or provide them upon request at any time or from time to time with reasonable access to information regarding the operations, business affairs and financial condition of the Company, as requested by the Informal Noteholders Committee and their professionals; provided, however, any written notice of termination based on this provision shall specify what actions the Company or its advisors would need to take to reasonably cooperate and that taking such actions would be deemed to cure this Support Termination Event;

(G) the breach in any material respect by the Company of any of the obligations, representations, warranties, or covenants of the Company set forth in this Agreement;

(H) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Restructuring in a way that cannot be reasonably remedied by the Company in a manner that does not prevent or diminish in a material way compliance with the terms of the Restructuring Term Sheet and this Agreement; provided, however, that the Company shall have ten business days after receiving such ruling or order to cure any breach in a manner that does not prevent or diminish in a material way compliance with the terms of the Restructuring Term Sheet and this Agreement; or

(vi) the delivery of written notice of termination from the Company to counsel for the Informal Noteholders Committee upon the occurrence of any of the following: (A) any material breach, in the aggregate, of one or more Consenting Noteholders’ representations, warranties, covenants, or agreements set forth in this Agreement if such breach is continuing and would have a material adverse effect on the Company’s ability to complete the Restructuring; (B) the board of directors of the Company reasonably determines based upon the advice of counsel that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties; (C) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring. The Company, its directors and its officers shall have no liability to any of the Consenting Noteholders in respect of any termination of this Agreement in accordance with the terms of this Section 9(a)(v); or (D) the principal holder of the Preferred Stock fails to enter into the Preferred Stockholder Support Agreement or such agreement is breached or terminated.

(b) No Support Termination Event shall occur if the Company’s failure to accomplish the actions set forth above is due to or caused by a breach or violation by Consenting Noteholders of their covenants and agreements set forth herein. The Company shall have five business days from delivery of written notice of termination from the Required Consenting Noteholders to the Company to cure any Support Termination Event set forth in this Section 9(a)(v)(A) – (H).

(c) Upon the occurrence of a Support Termination Event, this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement. Upon the occurrence of any termination of this Agreement, any and all consents tendered by the Consenting Noteholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise.

(d) Notwithstanding any provision in this Agreement to the contrary, upon the written consent of the Required Consenting Noteholders, the dates set forth in this Section may be extended prior to or upon each such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein.

10.	Additional Claims or Equity Interests.

To the extent any Consenting Noteholder acquires additional Note Claims or holds or acquires any other claims against the Company entitled to vote on the Restructuring, each such Consenting Noteholder agrees that such Note Claims or other claims shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Note Claims or other claims, (to the extent still held by it or on its behalf at the time of such vote) to accept the Restructuring.

11.	Termination Upon Effective Date of Restructuring

This Agreement shall terminate automatically without any further required action or notice on the date that the Restructuring is consummated.

12.	Specific Performance; Damages Waiver

It is understood and agreed by the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy, in addition to any other remedy to which such non-breaching party may be entitled, at law or in equity. In no event shall any party hereto be liable for any special, indirect, incidental, punitive or consequential damages of any kind or nature whatsoever.

13.	Entire Agreement; Prior Negotiations

This Agreement constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof. This Agreement supersedes all prior negotiations, and documents reflecting such prior negotiations, between and among the Company and the Consenting Noteholders (and their respective advisors), with respect to the subject matter hereof.

14.	Amendments

No amendment, modification, waiver or supplement of or to the terms of this Agreement shall be valid unless such amendment, modification, waiver or supplement is in writing and has been signed by the Company and the Consenting Noteholders holding no less than two-thirds in principal amount of the Note Claims held at any such time of the Consenting Noteholders.

15.	Independent Analysis

Each Consenting Noteholder hereby confirms that it (i) has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement, (ii) has had the opportunity to ask questions of, and receive answers from, the Company, and the Company’s representatives, concerning the terms and conditions of the Restructuring and the Restructuring Term Sheet, (iii) is not relying on the Company, or any of its representatives for advice with respect to the legal, tax, economic and related considerations of the Restructuring and the Restructuring Term Sheet, and each Consenting Noteholder has relied on the advice of, or has consulted with, only its own advisers with respect to such matters, (iv) has based its decision to execute this Agreement on its independent review and analysis and (v) has not relied, and is not relying, on the recommendation or advice of the Notes Trustee (or any of its representatives), or the Company (or any of its representatives) or any other person in connection with such decision.

16.	Governing Law

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, upon the commencement of the Chapter 11 Case, each of the Parties agree that the Bankruptcy Court presiding over the Chapter 11 Case shall be the sole Chosen Court. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17.	Successors and Assigns; Severability; Several Obligations

This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction and any such prohibited or unenforceable provision shall be deemed reformed and construed so that it will be valid, legal, and enforceable and not prohibited to the maximum extent permitted by applicable law. The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.

18.	No Third-Party Beneficiaries

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

19.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

20.	Headings

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

21.	Interpretation

This Agreement is the product of negotiations between the Company and the Informal Noteholders Committee and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

22.	Creditors’ Committee

Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to and serves on an unsecured official committee of creditors in the Chapter 11 Case, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring any Consenting Noteholder to serve on any official committee in the Chapter 11 Case.

23.	Relationship Among Parties

It is understood and agreed that no Consenting Noteholder has any fiduciary duty or other duty of trust or confidence in any form with any other Consenting Noteholder, and, except as provided in this Agreement, there are no commitments among or between them.

24.	Notice

Any notices, requests and demands required to be provided under this Agreement shall be in writing and shall be deemed to have been duly given or made when actually received at the following addresses as listed below:

If to the Company:

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street

Suite 2300

Houston, TX 77002

Attn: James A. Watt

Email Address: jwatt@duneenergy.com

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: Henry Harve

         Timothy A. Davidson II

         Jeffrey E. Spiers

Email Addresses:

hharve@andrewskurth.com

tdavidson@andrewskurth.com

jspiers@andrewskurth.com

If to the Informal Noteholders Committee:

Paul, Weiss, Rifkind Wharton &

Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Andrew N. Rosenberg

         Elizabeth R. McColm

Email Addresses:

arosenberg@paulweiss.com

emccolm@paulweiss.com

If to a Consenting Noteholder:	To each Consenting Noteholder at the address set forth on the signature page hereof with a copy to:

Paul, Weiss, Rifkind Wharton &

Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Andrew N. Rosenberg

         Elizabeth R. McColm

Email Addresses:

arosenberg@paulweiss.com

and emccolm@paulweiss.com

25.	Access

The Company will afford the Consenting Noteholders and their respective attorneys, consultants, accountants, and other authorized representatives reasonable access, upon reasonable notice during normal business hours, to all properties, books, contracts, commitments, records, management personnel, lenders, and advisors of the Company; provided, however, that the Company’s obligation hereunder shall be conditioned upon such Consenting Noteholder being party to an executed confidentiality agreement approved by and with the Company.

26.	Waiver

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Noteholder or the ability of each Consenting Noteholder to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Company. If the Restructuring is not consummated, or if this Agreement is terminated for any reason (other than Section 11 hereof, in which case the Parties shall have any rights set forth in the confirmed Plan, any other court-approved documents, and any other agreements between the Parties entered into after the Petition Date), the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

27.	Remedies Cumulative

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

28.	Public Disclosure

The Company will submit to the Consenting Noteholders all press releases and public filings relating to this Agreement or the transactions contemplated hereby and any amendments thereof reasonably prior to their release or filing as the case may be. The Company shall not (a) use the name of any Consenting Noteholder in any press release without such Consenting Noteholder’s prior written consent or (b) disclose the holdings of such Consenting Noteholder to any person; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Note Claims held by the Consenting Noteholders or as otherwise required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or order of the Bankruptcy Court.

29.	Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary or similar duties or obligations under applicable law. Nothing in this Agreement or any document related thereto imposes any liability for actions taken, or not taken, in order to discharge fiduciary obligations described in this Section 29.

30.	Good-Faith Cooperation; Further Assurances

The parties hereto shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Restructuring in a manner materially consistent with the terms set forth in the Restructuring Term Sheet, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

DUNE ENERGY, INC.

By:
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

AGREED BY EACH OF THE FOLLOWING PARTIES:

[CONSENTING NOTEHOLDER]

Note Claims under the Notes Indenture: $

Authorized Signatory:

By:
Name:
Title:

Name and Address of Contact for Notices:

Name:
Address:
Facsimile:

EXHIBIT A

RESTRUCTURING TERM SHEET

DUNE ENERGY, INC.

Summary of Terms

October 6, 2011

This preliminary term sheet (this “Term Sheet”) sets forth a brief summary of the principal terms of a potential restructuring (the “Restructuring”) of the capital structure of Dune Energy, Inc. (the “Company”). This Term Sheet is offered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet is for discussion only, is a non-binding expression of intent, is intended as an outline only of certain material terms of the proposed transactions described herein, and does not represent a commitment to lend, invest or provide financing or to negotiate to do any of these things. Furthermore, this Term Sheet does not constitute a waiver by any party, or an agreement or commitment by any party to forbear from taking any remedies to which such party may be entitled, and in that regard all rights of the holders (the “Noteholders”) of the Company’s 10-1/2% Senior Secured Notes due 2012 (the “Notes”) are specifically reserved. This Term Sheet and the terms, conditions and assumptions contained herein are subject to the negotiation and execution of definitive documentation for the transactions described herein, including the Restructuring, which documentation shall be in all respects materially consistent with this Term Sheet. This Term Sheet is not an offer with respect to any securities or a solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation will only be made in compliance with all applicable laws.

Overview of Restructuring:

The purpose of the Restructuring, through an out-of-court restructuring or a pre-negotiated or pre-packaged chapter 11 plan consistent with the material terms and conditions described in this Term Sheet, is, among other things, to retire the outstanding Notes and to eliminate interest expense related to the Notes and thereby significantly improve the Company’s free cash flow, reduce its debt service expense and strengthen its balance sheet.

It is understood that as of the date of this Term Sheet, an ad hoc committee of Noteholders (the “Ad Hoc Committee”) has been formed, and the members of the Ad Hoc Committee collectively own more than 75% in principal amount of the outstanding Notes.

Subject to the due diligence investigation by the Ad Hoc Committee with respect to claims against the Company, the Restructuring shall generally provide for the reinstatement or payment, as appropriate, of allowed claims against the Company, including the claims of the senior secured lender under its Amended and Restated Credit Agreement, dated as of December 7, 2010 (as amended to date, and as it may hereafter be amended from time to time) by and among the Company and each of its subsidiaries identified therein as Borrowers, certain guarantor parties thereto, the lender thereunder and Wells Fargo Capital Finance, Inc., as administrative agent (the “Existing Credit Agreement”), other secured lenders and holders of general unsecured claims, except as otherwise noted.

In order to reflect the Company’s preferred form of Restructuring as of the date of this Term Sheet, the Company and the Noteholders will negotiate in good faith to effect the Restructuring as an out-of-court restructuring of the Company’s capital structure as described herein and not involving any judicial proceeding or approval (the “Out-of-Court Restructuring”). In connection with the Out-of-Court Restructuring, the Company must obtain the approval of this Term Sheet by (a) the Noteholders holding at least 98% in principal amount of the outstanding Notes and (b) the holders of at least two-thirds of the issued and outstanding shares of the Company’s 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”). Implementation of the Out-of-Court Restructuring will be conditioned on obtaining such approvals.

In the event that the approvals set forth above for the Out-of-Court Restructuring are not obtained within a reasonable time, the Restructuring shall be implemented pursuant to a prepackaged or pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Prepackaged Reorganization”), but only if Noteholders that collectively hold at least two-thirds in principal amount of the outstanding Notes, approve of the Restructuring; provided, however, that the Company’s obligation to pursue implementation of the Restructuring pursuant to the Prepackaged Reorganization may, at the discretion of the Board of Directors, be conditioned on the prior approval of such implementation by the holders of at least two thirds of the issued and outstanding shares of Preferred Stock.

Regardless of whether effected as an Out-of-Court Restructuring or a Prepackaged Reorganization, the Restructuring shall be subject to the prior approval by the board of directors of the Company (the “Board of Directors”).

The Company and the members of the Ad Hoc Committee shall negotiate and enter into a restructuring support agreement (the “Noteholder Support Agreement”) to facilitate the consummation of the Restructuring, whether in the form of the Out-of-Court Restructuring or the Prepackaged Reorganization. Similarly, the Company and the holder of at least 64% of the issued and outstanding shares of Preferred Stock (the “Principal Preferred Stockholder”) shall negotiate and enter into a restructuring support agreement (the “Preferred Stockholder Support Agreement” and together with the Noteholder Support Agreement, the “Support Agreements”) to facilitate the consummation of the Restructuring, whether in the form of the Out-of-Court Restructuring or the Prepackaged Reorganization. Pursuant to the Support Agreements, the parties thereto will agree to support a restructuring implementing the transactions and terms described herein. The Support Agreements shall be entered into (and accordingly, the members of the Ad Hoc Committee and the Principal Preferred Stockholder shall deliver their acceptances of the Restructuring) prior to any solicitation period relating to approvals by holders of securities or other indebtedness of, or claims against, the Company. In soliciting the approvals described above from Noteholders and holders of the Preferred Stock, such holders shall not be given the option to approve the Prepackaged Reorganization without also approving the Out-of-Court Restructuring.

Reporting Company Status:	Following the Restructuring, whether effected through a Prepackaged Reorganization or an Out-of-Court Restructuring, the Company will continue to be a public reporting company, filing periodic reports with the Securities and Exchange Commission. The Company will use its reasonable commercial efforts to cause its common stock to be listed on a U.S. national securities exchange within a reasonable period after consummation of the Restructuring.

Tax/Business Considerations:	Consistent with all the terms set forth in this Term Sheet, the parties hereto shall use good-faith efforts to structure the transactions contemplated herein and in the Support Agreements in a tax-efficient and cost-effective manner.

Treatment of Noteholders:	Upon effectiveness of the Restructuring, the claims of the Noteholders with respect to $250 million in aggregate principal amount of the Notes shall be exchanged for 97.25% (the “Noteholder Percentage”) of the new equity interests in the reorganized Company (the “New Equity”). As described below, upon consummation of the Restructuring, $50 million in aggregate principal amount of the Notes shall be (i) paid in full at par with proceeds from borrowings under the New Credit Facility (as defined below) or (ii) exchanged for new notes of like amount in form and substance satisfactory to the Company and the Ad Hoc Committee. The New Equity shall consist solely of newly issued common stock of the Company. The Noteholder Percentage may increase to 100% as described below, and shall be subject to dilution as described below opposite “Corporate Governance & Management.”

Treatment of holders of Existing Common Equity and Preferred Stock:

Upon consummation of the Restructuring (regardless of whether effected as an Out-of-Court Restructuring or a Prepackaged Reorganization), the holders of existing Preferred Stock (the “Preferred Stockholders”) shall receive an aggregate cash amount of $4.0 million and 1.5% of the New Equity, in exchange for their shares of Preferred Stock; provided that the Principal Preferred Stockholder enters into the Preferred Stockholder Support Agreement and votes to approve the terms set forth in this Term Sheet.

Upon consummation of the Out-of-Court Restructuring, Holders of common stock of the Company existing immediately prior to the Restructuring shall hold 1.25% of the New Equity; provided that at least two-thirds of the issued and outstanding shares of Preferred Stock are voted to approve the terms set forth in this Term Sheet.

If at least two-thirds of the issued and outstanding shares of Preferred Stock are not voted to approve the conversion of all the issued and outstanding Preferred Stock into $4.0 million and 1.5% of the New Equity, and if the other conditions set forth herein to the obligation of the Company to effect a Prepackaged Reorganization are satisfied, then the Restructuring will be effected as a Prepackaged Reorganization.

Furthermore, if the Principal Preferred Stockholder does not vote to approve the terms set forth herein in the bankruptcy proceeding, the Preferred Stockholders and the holders of Dune’s common stock existing immediately prior to the Restructuring will receive no return, and the Prepackaged Reorganization will result in the Noteholder Percentage increasing to 100% (subject to dilution as described herein).

Upon consummation of the Prepackaged Reorganization, Holders of common stock of the Company existing immediately prior to the Restructuring shall hold 1.25% of the New Equity; provided that at least two-thirds of the shares of Preferred Stock that are voted in the bankruptcy proceeding are voted to approve the terms set forth in this Term Sheet. If at least two-thirds of the shares of Preferred Stock that are voted in the bankruptcy proceeding are not voted to approve the terms set forth in this Term Sheet, and the Restructuring is effected as Prepackaged Reorganization, then the Noteholder Percentage will be increased by 1.25 percentage points, and the holders of Dune’s common stock existing immediately prior to the Restructuring will receive no return.

Upon effectiveness of a Prepackaged Reorganization, the equity interests in the Company existing immediately prior to the Restructuring (including both the Company’s common stock and its Preferred Stock) shall automatically be waived, released, and cancelled (and all outstanding options and warrants shall be automatically waived, released, and cancelled; provided that, to the extent necessary, any requisite amendment to existing option plans shall be implemented to effectuate the terms set forth herein).

Treatment of holders of trade and other unsecured claims:	The Company’s obligations in respect of trade and other unsecured claims shall be paid in full in the ordinary course, except as otherwise mutually agreed by the Company and the Ad Hoc Committee.

New Credit Facility:	The Company shall obtain a new credit facility or facilities (the “New Credit Facility”) to repay $50.0 in principal amount of the Notes and all the outstanding indebtedness under the Existing Credit Agreement and to provide liquidity for working capital and other general corporate purposes. The New Credit Facility shall include a $60.0 million revolving credit loan secured by a first lien on substantially all assets of the Company, and a separate $40.0 million term loan (or notes) that shall either be unsecured or secured by a lien that is subordinated to the lien securing the revolving credit loan. All the proceeds of the term loan (or notes) would be used, together with revolving credit borrowings or cash on hand, to retire $50.0 million of the Notes at par. Immediately upon consummation of the Restructuring, the revolving credit loan would be used to refinance indebtedness under the Existing Credit Agreement, and any remaining borrowing capacity under such revolving credit loan would be available to be drawn at the discretion of the Company.

In the event that a New Credit Facility acceptable to the Company and the Ad Hoc Committee cannot be obtained from third parties, the Company and the Ad Hoc Committee will negotiate in good faith to modify the Restructuring accordingly, including by potentially having members of the Ad Hoc Committee provide alternative financing (through an exchange of Notes for new notes on agreed upon terms) and reducing the amount of such financing to $50 million.

It is anticipated that in the event of a Prepackaged Reorganization, the Company would seek to have any debtor-in-possession financing facility survive the Prepackaged Reorganization and be rolled into an exit facility upon emergence from bankruptcy proceedings.

Corporate Governance & Management:

On and immediately after the date on which the Restructuring is consummated (the “Effective Date”), the Board of Directors will consist of seven (7) members, initially comprised of the CEO of the Company and six (6) members who are acceptable to the Ad Hoc Committee.

A mutually agreed upon number of such six (6) members must satisfy NYSE and ISS standards for independence, and at least one (1) of such six (6) members must qualify as a “financial expert” and be willing to serve as chair of the audit committee of the Board of Directors. Selection of all members of the Board of Directors shall be undertaken in consultation with the Company.

Immediately after the Restructuring, the Company’s equity compensation plan or plans (such plan or plans being referred to herein as the “Management Equity Plan”) shall provide for equity based compensation to management (including directors and officers) and employees, comprising an aggregate of up to 7% of the New Equity, with equity interests comprising 3 of such 7% being issued under the Management Equity Plan immediately upon consummation of the Restructuring, and equity interests comprising 2 of such 7% being issued on or about each of the first and second anniversaries of the Effective Date, respectively.

Individual allocations of equity incentive awards shall be proposed by the CEO, and shall be subject to approval by the compensation committee of the Board of Directors ( the “Compensation

Committee”). Grants under the Management Equity Plan will be tied to performance criteria established by the Compensation Committee after review of the CEO’s proposed targets, within 90 days after the Effective Date. The initial grant of 3% on the Effective Date shall consist solely of restricted shares, with vesting of all of such restricted shares awarded to the CEO subject to performance-based vesting and vesting of awards to each other participant subject to 50% time-based and 50% performance-based vesting. All compensation of the CEO, including stock based compensation, shall be recommended by the Compensation Committee and subject to approval by the Board of Directors.

Equity interests granted under the Management Equity Plan shall dilute all holdings of New Equity on a pro rata basis.

Subject to the due diligence investigation of the Ad Hoc Committee (during the Due Diligence Period (as defined below)), and the continuing oversight of the Board of Directors after the Effective Date, except as otherwise set forth herein, all existing corporate governance arrangements, employment agreements and employee benefit, compensation and severance arrangements shall survive the Restructuring and continue in effect during and after the Restructuring process; provided that the definition of “change of control” in all such agreements is modified to reflect the new ownership structure and that this Restructuring does not qualify as a “change of control” as defined in such agreements. Subject to the due diligence investigation of the Ad Hoc Committee (during the Due Diligence Period (as defined below)), all employees shall receive their target cash bonus awards for calendar year 2011 as approved by the Board of Directors prior to the Restructuring.

Due Diligence; Conditions & Next Steps:

The Ad Hoc Committee will be entitled to conduct (on a good faith basis) a business and legal due diligence investigation, during the period between the date hereof and October 31, 2011 (the “Due Diligence Period”).

The Board of Directors will obtain an opinion from an independent financial advisor as to the fairness of the Restructuring and the terms hereof and thereof. The consummation of the Restructuring by the Company, as well as any approval hereof or of the Restructuring by the Board of Directors, shall be subject to obtaining such fairness opinion in form and substance and on terms acceptable to the Board of Directors.

The effectiveness of any Restructuring shall be conditioned upon the absence of the identification and written notice by the Ad Hoc Committee to the Company during the Due Diligence Period, of any material business or legal issues, and shall also be subject to customary closing conditions, including, without limitation, the negotiation and execution of definitive documentation, satisfactory to the Ad Hoc Committee and the Company, for the transactions described herein.

The Board of Directors and its outside counsel and the Ad Hoc Committee and its outside counsel shall negotiate in good faith and use all deliberate speed to negotiate the terms and conditions of the Restructuring.

Registration Rights Agreement:	In connection with any Out-of-Court Restructuring, the Company shall enter into a registration rights agreement with the Noteholders that receive New Equity in exchange for Notes. The registration rights agreement shall contain customary provisions including demand, shelf and piggyback registration rights.

Fees and Expenses:	The reasonable professional fees and expenses of not more than one legal counsel to the Ad Hoc Committee (Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be paid by the Company, pursuant to such firm’s engagement letter agreement entered into with the Company.

Releases:	Subject to due diligence, the Company will release at closing any and all claims and causes of action, including (if applicable) any claims and causes of action under Chapter 5 of the Bankruptcy Code, which it has or may have or could potentially assert against (a) any present director, officer or employee of the Company and (b) each member of the Ad Hoc Committee and their advisors.

Reservation of Rights:	Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Company and each member of the Ad Hoc Committee to protect and fully preserve all of its rights, remedies, and interests, including its claims against the Company or any other party in interest. Nothing herein shall be deemed an admission of any kind. If the Restructuring is not consummated, the Company and the members of the Ad Hoc Committee fully reserve any and all of their respective rights.

Disclaimer of Duties:	Notwithstanding anything to the contrary herein, nothing in this Term Sheet shall require the Company or any member of the Ad Hoc Committee to take any action or to refrain from taking any action, to the extent required to comply with its or their obligations under applicable law, including the U.S. Bankruptcy Code.

EXHIBIT B

JOINDER

JOINDER

This Joinder to the Agreement, dated as of April     , 2011, by the Company and the Consenting Noteholders thereto, (the “Agreement”), is executed and delivered by [            ] (the “Joining Party”) as of [            ], 2011 in connection with the transfer from a Consenting Noteholder party to the Agreement to the Joining Party. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, which is attached to this Joinder as Annex I (as the same may be hereafter amended, restated, or otherwise modified from time to time) as if the Joining Party were an original signatory to the Agreement. From and after the date hereof, the Joining Party shall hereafter be deemed to be a “Consenting Noteholder” for all purposes under the Agreement.

2. Representations and Warranties. With respect to the amount of Note Claims set forth below its name on the signature page hereof and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Claim, the Joining Party hereby makes the representations and warranties of such Consenting Noteholder set forth in the “Representations of the Consenting Noteholders” section of the Agreement to each other Party to the Agreement.

3. GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, upon the commencement of the Chapter 11 Case, each of the Parties agree that the Bankruptcy Court presiding over the Chapter 11 Case shall be the sole Chosen Court. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Aggregate Principal Amount of Note Claims:

$